Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MDA Space Ltd.

We consent to the use of our report dated March 3, 2026, on the consolidated financial statements of MDA Space Ltd., which comprise the consolidated statements of financial position as at December 31, 2025 and December 31, 2024, the related consolidated statements of comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes, which are incorporated by reference in the Registration Statement dated July 8, 2026 of MDA Space Ltd.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

July 8, 2026

Vaughan, Canada